Exhibit K

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June 18th, 2010

The Republic of Argentina Ministry of Economy Hipolito Yrigoyen 250 City of Buenos Aires, Argentina

Ladies and Gentlemen:

We have acted as special English counsel to the Republic of Argentina (“Argentina”) in connection with Argentina’s invitation (the “Invitation”), pursuant to a registration statement (file no. 333-163784) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), to the owners of its Eligible Securities (as defined in the Prospectus Supplement referred to below) and related claims to submit offers to exchange Eligible Securities for certain New Securities (as defined in the Prospectus Supplement referred to below) on the terms and subject to the conditions set forth in the Prospectus Supplement.  The New Securities governed by English law (as such phrase is defined below) are to be issued pursuant to an indenture agreement, dated June 2, 2005 (as amended, the “Indenture”), between Argentina and The Bank of New York Mellon, as trustee (the “Trustee”) or pursuant to another indenture that is filed as an exhibit to the Registration Statement.  The prospectus dated April 13, 2010, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” and the related prospectus supplement dated April 28, 2010 as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Prospectus Supplement.”  The Base Prospectus and the Prospectus Supplement together are herein called the “Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	The Registration Statement and the Prospectus;

(b)	an executed copy of the Indenture; and

(c)
the forms of the Euro-denominated 7.82% Discount Bonds due 2033 and the Euro-denominated GDP-linked Securities (each as defined in the Prospectus) to be issued on the Early Settlement Date (as defined in the Prospectus) (collectively, the “New Securities governed by English law”).

In rendering the opinions expressed below we have assumed and not verified:

(a)
the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies or facsimile copies;

(b)
that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate and, in the case of the New Securities governed by English law, that they have been or will be duly executed, authenticated and delivered in accordance with the terms of the Indenture;

(c)
that the Indenture and the New Securities governed by English law have been or will be duly executed and delivered by or on behalf of each of the parties thereto and each such party has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Indenture and the New Securities governed by English law to which it is or will be a party;

(d)
the absence of any other arrangements between any of the parties to the Indenture or the New Securities governed by English law which modify or supersede any of the terms of the Indenture or the New Securities governed by English law ;

(e)
the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy of the representations and warranties of each of the parties to the Indenture and the New Securities governed by English law, and the compliance and satisfaction by each of the parties thereto with each of their respective obligations and conditions precedent thereunder;

(f)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(g)	that each of the parties to the Indenture and the New Securities governed by English law has fully complied with its obligations under all applicable money laundering legislation;

(h)
that the binding effect of the Indenture and the New Securities governed by English law on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(i)
that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Indenture and the New Securities governed by English law have been or will be duly made or obtained;

(j)
that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(k)
that each of the parties to the Indenture and the New Securities governed by English law has complied with all applicable provisions of Directive 2003/71/EC of the European Parliament (the “Prospectus Directive”) as it applies and as implemented in the United Kingdom, the Financial Services and Markets Act 2000 (“FSMA”) and any applicable secondary legislation made under it with respect to anything done by any of them in relation to the Invitation in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity), 21 (financial promotion), 85 (public offers) and 118 (market abuse) of FSMA));

(l)
that the choice of the laws to govern the Indenture and the New Securities governed by English law was freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy; and

(m)
that any provision of the Indenture and the New Securities governed by English law that is expressed to be governed by the laws of any jurisdiction other than England and Wales is valid, binding and enforceable under the laws of such other jurisdiction;

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that the New Securities governed by English law (when duly executed, authenticated and delivered in the manner described in the Indenture and when if so required registered in the register maintained for that purpose) constitute valid, binding and enforceable obligations of Argentina.

The expression “enforceable” as used in the opinion above means that the obligations assumed by the relevant party under the relevant document are of a type which English courts enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular, but without limitation:

(a)
The opinion set forth above as regards the binding effect and validity of the obligations and their enforceability against contracting parties is subject to all limitations resulting from the laws of bankruptcy, administration, liquidation, insolvency, fraudulent transfer, reorganisation, moratorium, suretyship or any similar laws of general application affecting creditors’ rights.

(b)	Enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy.

(c)
Where any obligations of any person are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, such obligations may not be enforceable under English law to the extent that the performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

(d)
The power of an English court to order specific performance of an obligation or to grant injunctive relief or any equitable remedy is discretionary and, accordingly, we express no opinion as to whether such remedies would be available in respect of any of the obligations of the contracting parties. Specific performance is not usually ordered and an injunction not usually granted where damages would be regarded by the court as an adequate alternative remedy.

(e)
Except in those cases where jurisdiction is determined in accordance with Council Regulation (EC) n°44/2001 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, the provisions of the Brussels Convention on jurisdiction in civil and commercial matters of 1968, or the provisions of the Lugano Convention on jurisdiction and the enforcement of judgments in civil and commercial matters of 1988, an English court has power to stay an action where it is shown that it can, without injustice to the plaintiff, be tried in a more convenient forum.

(f)
Any provision providing that any calculation, certification, determination, notification, minute or opinion will be conclusive and binding will not be effective if such calculation, certification, determination, notification, minute or opinion is fraudulent or made on an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary and it will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

(g)
Where any person is vested with a discretion, or may determine any matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

(h)	Any provision for the payment of liquidated damages, compensation, additional interest or similar amounts might be held to be unenforceable on the ground that it is a penalty.

(i)	Any undertaking or indemnity may be void insofar as it relates to stamp duty payable in the United Kingdom.

(j)
An English court may refuse to give effect to any provision of an agreement that amounts to an indemnity in respect of the costs of enforcement or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

(k)
Certain terms and concepts, although often found in commercial documents, have yet to be clearly defined by the English courts. For example, the term “gross negligence” has never been accepted by the English civil courts as a concept distinct from simple negligence. To the extent that the Indenture and the New Securities governed by English law contain any such terms or concepts, their meaning will be a matter of construction for an English court.

(l)
Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

(m)
There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

(n)	Enforcement of rights may be or become limited by prescription or by lapse of time or may become subject to defences of set-off or counterclaim.

(o)
Any person who is not a party to a contract governed by English law may not be able to enforce any provisions of that contract which are expressed to be for the benefit of that person if and to the extent that the Contracts (Rights of Third Parties) Act 1999 has been disapplied.

(p)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

(q)
An English court is able, where the amount of a claim is denominated in a currency other than sterling, to give judgment in that other currency, as a matter of current procedural practice and at its own discretion.

(r)
There is some possibility that an English court having jurisdiction in relation to insolvency law would apply the provisions of Section 426 of the Insolvency Act 1986 (Co-operation between courts exercising jurisdiction in relation to insolvency) in assisting the courts having the corresponding jurisdiction in any other part of the United Kingdom or any relevant country or territory (as such terms are defined in that section) (in this regard we refer you to Hughes v. Hannover Ruckversicherungs-Aktiengesellschaft [1997] 1 BCLC 497) and, as a result, may, rather than apply insolvency law as it would otherwise apply in England, apply the insolvency law which is applicable in such other part of the United Kingdom or relevant country or territory in relation to comparable matters.

(s)
An English court may refuse to give effect to a claim pursuant to an indemnity or contribution provision insofar as the subject matter of such claim relates to penalties imposed under Section 91 (breach of Part 6 rules) or Section 123 (market abuse) of FSMA or any relevant provision of FSMA imposing penalties or of the rules made under it.

We express no opinion as to any agreement, instrument or other document that may arise or be entered into other than as specified in this letter or as to any liability to tax that may arise or be incurred, as a result of or in connection with the Invitation or any other transaction. We have not been responsible for the investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Prospectus relating to the issue of the New Securities governed by English law, nor have we been responsible for ensuring that the Prospectus contains all material facts. We express no opinion on the terms of the Invitation contained in the Prospectus.

The opinion set out above is limited to the laws of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales and is given on the basis that this opinion letter will be governed by and construed in accordance with English law.

We hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment No. 2 to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus.  In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.  The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:              /s/ Raj S. Panasar
         Raj S. Panasar, a Partner